Exhibit 99.1

BODY CENTRAL ANNOUNCES NEW SENIOR VICE PRESIDENT, STORES

JACKSONVILLE, FLORIDA — June 29, 2011 — Body Central Corp. (Nasdaq: BODY) today has announced the appointment of Matthew Swartwood as Senior Vice President, Stores. In his position, Mr. Swartwood will oversee store operations for Body Central.

Prior to joining Body Central Corp., Mr. Swartwood was the Vice President of Retail Store Operations for Vans, a subsidiary of VF Corporation, where he was responsible for the operation and support of all 238 Vans Retail stores. In addition to his store operations duties, his responsibilities included real estate and loss prevention functions. Mr. Swartwood also spent twenty-two years at American Eagle Outfitters most recently as Zone Vice President, Stores-West during which time the store base increased from 72 to 196.  Mr. Swartwood is a graduate of North Dakota State University, where he majored in Business.

CEO, Allen Weinstein, commented “Matt is a great addition to our team. With his extensive experience and accomplishments in retail store operations for fast growing brands, I am confident he will make valuable contributions to Body Central’s continued growth and success.”

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of June 29, 2011 the Company operated 220 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels Investor Relations inquiries:

ICR, Inc.
Jean Fontana / Joseph Teklits
203-682-8200
www.icrinc.com